UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. N/A)

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ATLANTIC SOUTHERN FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

1701 Bass Road

Macon, Georgia 31210

(478) 476-2170

April 24, 2008

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders of Atlantic Southern Financial Group, Inc., the parent company of Atlantic Southern Bank, which will be held at the Georgia Sports Hall of Fame, 301 Cherry Street, Macon, Georgia on Tuesday, June 3, 2008, at 10:00 a.m.  I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

In accordance with new rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy statement and annual report over the Internet.  Accordingly, we will mail, on or about April 24, 2008, a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to our shareholders of record and beneficial owners as of the close of business on April 16, 2008, the record date for this year’s annual meeting.  This Availability Notice will contain instructions on how to access this proxy statement and our annual report using the Internet, as well as how to obtain a paper copy of these materials, if you should so desire.  Proxy materials in both electronic and paper formats will be made available free of charge.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting.  At the meeting, we will also report on our operations during the past year and during the first quarter of 2008, as well as our plans for the future.

Please take this opportunity to become involved in the affairs of Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank.  Whether or not you expect to be present at our annual meeting, we ask that you please read this proxy statement and our annual report and vote at your earliest convenience either by telephone, by using the Internet, or by returning a proxy card by mail.  The Availability Notice contains instructions on how to vote your shares using each of these methods.  Regardless of which method you chose to vote your shares, voting prior to the meeting will NOT deprive you of your right to attend the meeting and vote your shares in person.  If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

/s/ Mark A. Stevens

Mark A. Stevens
President and Chief Executive Officer

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

1701 Bass Road

Macon, Georgia 31210

(478) 476-2170

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 3, 2008

The annual meeting of shareholders of Atlantic Southern Financial Group, Inc. will be held on Tuesday, June 3, 2008, at 10:00 a.m. at the Georgia Sports Hall of Fame, 301 Cherry Street, Macon, Georgia for the following purposes:

(1)                                  To elect five (5) Class III directors who will serve a three-year term expiring at the 2011 annual meeting;

(2)                                  To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The board of directors has set the close of business on April 16, 2008, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We hope that you will be able to attend the meeting.  However, whether or not you expect to be present at our annual meeting, we ask that you please read the proxy statement and annual report and vote at your earliest convenience either by telephone, by using the Internet, or by returning a proxy card by mail.  The Notice of Internet Availability of Proxy Materials mailed to you on April 24, 2008, contains instructions on how to vote your shares using each of these methods.  Whichever voting method you chose, we would like to remind you that promptly recording your vote will help ensure the greatest number of shareholders is present at the meeting in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person.  You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ Mark A. Stevens

Mark A. Stevens
President and Chief Executive Officer

April 24, 2008

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

1701 Bass Road

Macon, Georgia 31210

(478) 476-2170

PROXY STATEMENT FOR 2008 ANNUAL MEETING

INTRODUCTION

Time and Place of the Meeting

Our board of directors is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Tuesday, June 3, 2008, at 10:00 a.m. at the Georgia Sports Hall of Fame, 301 Cherry Street, Macon, Georgia and at any adjournments of the meeting.  This is the fourth annual meeting of Atlantic Southern Financial Group, Inc. (“Atlantic Southern” or the “Company”), the parent company of Atlantic Southern Bank.

Record Date and Mailing Date

The close of business on April 16, 2008, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.  We first mailed the Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to shareholders on or about April 24, 2008.   This Availability Notice contains instructions on how to access this proxy statement and our annual report using the Internet and how to request paper copies of these materials.  The Availability Notice also contains instructions for voting by telephone, by using the Internet, by mail or at the annual meeting.

Number of Shares Outstanding

As of the close of business on the record date, the Company had authorized 10,000,000 shares of common stock, $5.00 par value, of which 4,151,780 shares were issued and outstanding.  Each issued and outstanding share of common stock is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposal To Be Considered

Shareholders will be asked to consider at the meeting the Proposal to elect five (5) persons to serve as Class III directors of the Company for a three-year term.  The nominees for Class III directors, as well as the continuing directors, are described beginning on page 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

APPROVAL OF THE PROPOSAL

Procedures for Voting by Proxy

In accordance with rules and regulations recently adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received an Availability Notice by mail, you will not receive a printed copy of this proxy statement and the annual report unless you specifically request them.

If, before the meeting, you properly appoint proxies to vote your shares of common stock by following the instructions as set forth in the Availability Notice, the persons appointed as proxies will vote your shares according to the instructions you have specified in connection with this appointment.  If you appoint proxies but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the director nominees and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting.  If any nominee for election to the board of directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the board of directors.

Revocation of Proxies.  An Atlantic Southern shareholder who has appointed proxies, whether by telephone, by Internet or by physical proxy card, may revoke this appointment at any time prior to its exercise at the annual meeting by:

•             Giving written notice of revocation to Atlantic Southern;

•             Properly submitting to Atlantic Southern a duly executed proxy bearing a later date; or

•             Attending the annual meeting and voting in person.

All written notices of revocation and other communications concerning proxies should be sent to:  Atlantic Southern Financial Group, Inc., 1701 Bass Road, Macon, Georgia 31210; Attention:  Carol Soto.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of common stock is represented in person or by valid proxy.  We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.  Only those votes actually cast for the election of a director, however, will be counted for purposes of determining whether a particular director nominee receives sufficient votes to be elected.  To be elected, a director nominee must receive more votes than any other nominee for the particular seat on the board of directors.  As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee.  At the present time we do not know of any competing nominees.

Abstentions.  A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum.  Abstentions do not count as votes in favor of or against a given matter.

Broker Non-Votes.  Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or at their own discretion if permitted by the exchange or other organization of which they are members.  Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon.  Broker non-votes are included in determining the presence of a quorum.  A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.

Approval of any other matter that may properly come before the annual meeting requires the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter.  Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes.

SOLICITATION OF PROXIES

Atlantic Southern Financial Group, Inc. will pay the cost of the proxy solicitation.  Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise.  We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL – ELECTION OF DIRECTORS

Atlantic Southern Financial Group, Inc.’s articles of incorporation provide for a staggered Board of Directors so that, as nearly as possible, one-third of the directors will be elected each year to serve three-year terms.  The terms of each class expires at the annual meeting in the years indicated below and when their successors are elected and qualified.

The following table shows for each director:  (a) his or her name; (b) his or her age at December 31, 2007; (c) how long he or she has been a director of Atlantic Southern Financial Group or Atlantic Southern Bank; (d) his or her position(s) with Atlantic Southern Financial Group or Atlantic Southern Bank, other than as a director; and (e) his or her principal occupation and recent business experience for the past five years.

Director Nominees

Name (Age)	Director Since	Position with Atlantic Southern Financial Group and Business Experience
Class III Director Nominees (Terms to Expire 2011):
Raymond O. Ballard, Jr. (43)	2001	Sole Member and Manager of Placemaker, LLC; Co-owner of Buildsouth, LLC: President of Rob Ballard Homes, Inc. (construction) since 2000.
J. Douglas Dunwody (50)	2001	Majority Owner and President of Dunwody Insurance Agency, Inc. since 1984.
William A. Fickling, III (51)	2001	Chairman of the Board of Directors of Atlantic Southern Bank; Private investment portfolio manager and Vice President of Mulberry Street Investment Company, LP. Since 1986.
Carl E. Hofstadter (52)	2001	Founder and President of Hofstadter and Associates, Inc. (engineering consulting) since 1982.
George Waters, Jr. (48)	2001	President and Majority Owner of Waters and Sons Construction and Paving, Inc. and Flowline Curbing & Construction, Inc since 1981; Owner and General Manager of Mid-Georgia Grading, Inc. since 1995.

Continuing Directors

Name (Age)	Director Since	Position with Atlantic Southern Financial Group and Business Experience
Class I Directors (Term Expiring 2009):
Peter R. Cates (43)	2001

Consultant with Crown Financial Ministries, Gainesville, GA since 2007; Vice President of Finance Administration of Asbury Theological Seminary from 2005-2007; Attorney at Smith, Hawkins, Hollingsworth & Reeves, LLP from 2002-2005; Attorney at Miller, Cowart & Howe, LLP from 1990-2002.

Dr. Laudis (Rick) H. Lanford (49)	2001

Ordained Elder in the United Methodist Church, Executive Director of The Foundation for the Methodist Home for Children and Youth since 2001, and Vice President for Development of the Methodist Home for Children and Youth in Macon since 1994.

J. Russell Lipford, Jr. (58)	2001	Chairman and Partner in the accounting firm of Clifton, Lipford, Hardison, & Parker, LLC since 1974.
Dr. Hugh F. Smisson, III (50)	2001

Board-certified neurosurgeon; Vice President of the Neurosurgical Institute of Central Georgia, P.A.; Founder, President and Chief Executive Officer of Smisson-Cartledge Biomedical, LLC (biomedical company).

Donald L. Moore, Jr. (63)	2006	President of Donald L. Moore, Jr., Inc., a development and commercial contracting firm with headquarters in Savannah, Georgia, since 1973.
Class II Directors (Term Expiring 2010):
Carolyn Crayton (76)	2001	Founder of Keep Macon-Bibb Beautiful Commission and the Macon International Cherry Blossom Festival.
Michael C. Griffin (49)	2007

Executive Officer, Mullis & Griffin Properties (real estate investors); previously a director of First Community Bank of Georgia which was acquired by Atlantic Southern Financial Group on January 31, 2007.

Thomas J. McMichael (71)	2001	Retired banker; Member of Houston County Board of Commissioners since 1996.
Tyler J. Rauls, Jr. (63)	2001	Founder and President of Southeastern Retirement Management, Inc. (development and management of retirement communities) since 1986.
Mark A. Stevens (56)	2001

President and Chief Executive Officer of Atlantic Southern Financial Group and Atlantic Southern Bank; Former President and Chief Executive Officer of Colonial Bank’s central Georgia region from 1998 to 2000; Former Senior Vice President and Senior Lender of First Macon Bank and Trust Company from 1988 to 1998.

Recommendation

The Board of Directors recommends that you vote FOR the election of each director nominee named above.

Information about the Board of Directors and its Committees

Our Board of Directors. During the year ended December 31, 2007, the Board of Directors of the bank held 12 meetings. All incumbent directors attended at least 75% of the total number of meetings of our Board of Directors and committee meetings.

We are governed by a Board of Directors and various committees of the Board that meet throughout the year. We currently have fifteen directors, each of whom serves for a three-year term unless such director resigns or is removed.  Directors discharge their responsibilities throughout the year at board and committee meetings and also through telephone contact and other communications with the chairman and chief executive officer and other officers.

Audit Committee. The Board of Directors has established an Audit Committee, which recommends to the Board of Directors the independent public accountants to be selected to audit our annual financial statements, evaluates internal accounting controls, reviews the adequacy of the internal audit budget, personnel and plans, and determines that all audits and exams required by law are performed fully, properly, and in a timely fashion. The Audit Committee members are: J. Russell Lipford, Jr. (chairperson), William A. Fickling, III, J. Douglas Dunwody, and Donald L. Moore, Jr. Each of these members meets the requirement for independence as defined by the National Association of Securities Dealers’ listing standards. The Board has determined that Mr. Lipford meets the criteria specified under applicable SEC regulations for an “audit committee financial expert” and that all of the committee members are financially sophisticated. The audit committee has a charter, and a copy is posted on the Company’s website at www.atlanticsouthernbank.com. During the fiscal year ended December 31, 2007, the Audit Committee held 8 meetings.

Compensation Committee.  The Board of Directors has established a Compensation Committee, which is responsible for establishing targets and awards for any incentive compensation plan, reviewing salary ranges and fringe benefits, and reviewing and approving remuneration of the executive officers. The current Compensation Committee members are: J. Douglas Dunwody, Carl E. Hofstadter, Tyler J. Rauls, Jr. and William A. Fickling, III. During the fiscal year ended December 31, 2007, the Compensation Committee held 8 meetings. Also, the Compensation Committee is responsible for administering the 2007 Stock Incentive Plan, including granting awards of stock-based compensation pursuant to the plan.  For information regarding the scope of the Committee’s authority, delegation authority, the process for determining executive compensation and interactions with our executive officers and compensation consultants, see “Compensation Discussion and Analysis.”

Nominating/Governance Committee.  In 2006, the Board of Directors established a Nominating/Governance Committee for director nominees and adopted a nominating/governance committee charter on March 8, 2007, which is posted on the Company’s website at www.atlanticsouthernbank.com. Prior to the formation of the Nominating/Governance Committee, the full Board of Directors participated in the consideration of director nominees. Each of our directors, except for Mr. Stevens, is an independent director under the National Association of Securities Dealers’ definition of “independent director;” consequently, we believe a standing nominating committee for director nominees was not necessary.  The current Nominating/Governance Committee members are: George Water, Jr., William A. Fickling, III, J. Russell Lipford, Jr., Donald L. Moore, Jr. and Dr. Hugh F. Smission, III.  For information regarding the Committee’s policy and procedures with regard to the consideration of director candidates, see “Director Nominations.”

Director Compensation

Directors receive $1,000 per Board meeting for their service as directors; however, the Chairman of the Board of Directors receives $1,500 per Board meeting. In addition, each director that serves on a committee receives $100 per committee meeting attended.  Our directors also receive reimbursement for actual travel expenses incurred in connection with the performance of their respective duties.

Each of our founding directors will, upon retirement, become eligible to serve as a director emeritus of the Company for a period of five years following their respective retirements.   Directors elected to the board subsequent to the founding of the Company will, upon retirement, become eligible to serve as a director emeritus of the Company for a period of three years following their respective retirements.  During their periods of service, directors emeritus may attend meetings of the Company’s Board of Directors in a non-voting capacity, for which they will receive director emeritus pay.

Mark A. Stevens is a director of the Company and is also a Named Executive Officer.  As a result, information regarding his compensation is reflected in the Summary Compensation Table and other tables in the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement.

The following table shows the total compensation earned by each of our directors for their service in 2007, including reimbursement for travel expenses, where applicable.  There were no stock, option or non-equity incentive plan awards given to directors during 2007.

Director Compensation Table

Name(1)	Fees earned or paid in cash ($)	Total ($)

William A. Fickling, III.	$25,500	$25,500
Raymond O. Ballard, Jr.	18,067	18,067
Peter R. Cates	13,910	13,910
Carolyn Crayton	13,900	13,900
J. Douglas Dunwody	20,784	20,784
Michael C. Griffin	11,800	11,800
Carl E. Hofstadter	14,650	14,650
Dr. Laudis H. Lanford	14,433	14,433
J. Russell Lipford	18,983	18,983
Thomas J. McMichael	19,300	19,300
Donald L. Moore	20,150	20,150
Tyler Rauls, Jr.	20,333	20,333
Dr. Hugh Smisson, III	12,750	12,750
George Waters, Jr.	13,350	13,350

(1)           Mr. Stevens is also a Named Executive Officer, and as a result, his compensation as a director is included in the Summary Compensation Table below.

Audit Committee Report

The audit committee reports as follows with respect to the audit of Atlantic Southern’s 2007 audited consolidated financial statements.

•             The audit committee has reviewed and discussed Atlantic Southern’s 2007 audited consolidated financial statements with management;

•             The audit committee has discussed with the independent auditors Porter Keadle Moore, LLP the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of Atlantic Southern’s consolidated financial statements;

•             The audit committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor’s independence from the corporation and its related entities) and has discussed with the auditors the auditors’ independence from Atlantic Southern; and

•             Based on review and discussions of Atlantic Southern’s 2007 audited consolidated financial statements with management and discussions with the independent auditors, the audit committee recommended to the Board of Directors that Atlantic Southern’s 2007 audited consolidated financial statements be included in Atlantic Southern’s Annual Report on
Form 10-K.

March 11, 2008	Audit Committee:	J. Russell Lipford, Jr. (Chairperson)
William A. Fickling, III
J. Douglas Dunwody
Donald L. Moore, Jr.

EXECUTIVE OFFICERS

                The following table shows for each executive officer of the Company and the Bank: (a) his or her name; (b) his or her age at December 31, 2007; (c) how long he or she has been an officer of the Company; and (d) his or her positions with the Company and the Bank.

Name (Age)	Officer Since	Position with Atlantic Southern Financial Group and Atlantic Southern Bank

Mark A. Stevens (56)	2001	President and Chief Executive Officer of Atlantic Southern Financial Group and Atlantic Southern Bank

Carol W. Soto (49)	2001	Executive Vice President, Chief Financial Officer and Secretary of Atlantic Southern Financial Group and Atlantic Southern Bank

Gary P. Hall (64)	2001	Executive Vice President and Chief Credit Officer of Atlantic Southern Financial Group and Atlantic Southern Bank

Brandon L. Mercer (31)	2005	First Senior Vice President Corporate Lending, Atlantic Southern Bank

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of our principal executive, financial and accounting officers.  We believe the Code is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including: the ethical handling of conflicts of interest; full, fair and accurate disclosure in filings and other public communications made by us; compliance with applicable laws; prompt internal reporting of violations of the Code; and accountability for adherence to the Code.  A copy may be obtained on our website at www.atlanticsouthernbank.com. A copy may also be obtained, without charge, upon written request addressed Atlantic Southern Financial Group, Inc., 1701 Bass Road, Macon, Georgia 31210, Attention: Chief Financial Officer.  The request may be delivered by letter to the address set forth above or by fax to the attention of Atlantic Southern Financial Group’s Chief Financial Officer at (478) 330-5802.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board (the “Committee”) discharges the Board’s responsibilities in executive compensation matters and oversees incentive compensation and equity-based plans.  The Committee, composed entirely of independent Directors, is responsible to our Board, and indirectly to our shareholders, for monitoring and implementing our executive compensation program.  The committee reviews and recommends the compensation of the Company’s executive officers, including the named executive officers (“Named Executive Officers,” or “NEOs”) identified in the Summary Compensation Tables and other tables on the following pages of this Proxy Statement.  The goal of the Committee is to attract, develop and retain high caliber executives who are capable of maximizing the Company’s performance for the benefit of its shareholders within the Company’s overall philosophy. The Committee strives to maintain executive compensation that is fair, reasonable, and consistent with the Company’s size and the compensation practices of the financial services industry.

Compensation Philosophy and Objectives

The Compensation Committee believes that our executive compensation program should be designed and administered to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent, efficient and professional manner.  The Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interest with those of the shareholder by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  To that end, the Committee believes executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee may request the Chief Executive Officer to be present at Committee meetings to discuss executive compensation and evaluate both Company and individual performance.  Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members vote on decisions regarding executive compensation.

The Compensation Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the Chief Executive Officer present. The Committee also determines the compensation for other NEOs, based on the Chief Executive Officer’s recommendations and input from Clark Consulting.

Compensation Determinations

In setting base salaries and incentive compensation, consideration is also given to compensation paid to executives of financial institutions and other public companies similar in size and character to the Company.   The Committee considers each of the following factors in determining the appropriate mix and level of compensation for each executive officer:

(1)   The Company’s financial performance, including both annual and long-term;

(2)   Individual performance of executive officers;

(3)   Competitive pay levels commensurate with the Company’s peers; and

(4)   Compensation summaries compiled for each of the executive officers.

Interaction with Consultants

In October, 2006, the Compensation Committee engaged compensation consultants, Clark Consulting, to review total compensation of Named Executive Officers for 2007 and provide input on executive compensation issues.  Clark Consulting is a firm that specializes in compensation matters for the banking industry.  The firm reports directly to the Compensation Committee, and all consulting projects performed by Clark Consulting are reviewed, approved and discussed with the Compensation Committee.  The primary data source used in setting competitive market compensation levels for the NEOs is the information publicly disclosed by a 2007 Peer Group of the 22 companies listed in the following table.  These companies, which have been carefully considered by the Compensation Committee for inclusion in the 2007 Peer Group, include publicly traded financial institutions that were comparable to the Company in asset size, from $400 million to $1.3 billion, and geographically located in similar metropolitan statistical areas.

The following banks comprised the peer group for 2007:

BNC Bancorp	Southern Community Financial Corp.
First Community Corporation	BancTrust Financial Group, Inc.
Bancshares of Florida, Inc.	TIB Financial Corp.
Vision Bancshares, Inc.	First Security Group, Inc.
Coast Financial Holdings, Inc.	Gateway Financial Holdings, Inc.
Southcoast Financial Corporation	CenterState Banks of Florida, Inc.
Tennessee Commerce Bancorp, Inc.	Florida Community Banks, Inc.
Appalachian Bancshares, Inc.	Integrity Bancshares, Inc.
Federal Trust Corp.	Southeastern Bank Financial Corp.

Capital Bancorp, Inc.	Nexity Financial Corp.
Savannah Bancorp, Inc.	Atlantic Coast Federal Corp.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

Elements of Compensation

For the fiscal year ended December 31, 2007, the principal components of compensation for Named Executive Officers were:

•                  Base salary

•                  Cash incentive compensation

•                  Executive bonus

•                  Executive retirement benefits

•                  Perquisites and other personal benefits

Base Salary

The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for Named Executive Officers are determined for each executive based on his or her experience, duties and scope of responsibility.

During its review of base salaries for executives, the Committee primarily considers:

•                  market data provided

•                  internal review of the executive’s compensation, both individually and relative to other executive officers; and

•                  individual performance of the executive

The Committee considers the Company’s peer group to determine competitiveness in executive compensation.  The Company’s peer group include the companies listed on page 10.  The Committee determined that the Company’s compensation is competitive with the peer companies.

Additionally, the Committee bases their decision on a review of the executive’s compensation – both individually and relative to other executive officers along with the individual performance of the executive.  Factored into their decision is the overall performance of the Company in meeting objectives of balance sheet growth, return on equity and credit quality.  The Committee determined that the executive officers were instrumental in carrying out Company initiatives and was factored into the base salary considerations by the Committee for 2007.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

Salaries for the NEOs for 2008, effective January 1, 2008, are as follows:

Mark A. Stevens	$270,000

Carol W. Soto	$150,000

Gary P. Hall	$183,750

Brandon M. Mercer	$146,000

Cash Incentive Compensation

The Company provides a performance-based cash incentive plan under which the Named Executive Officers can earn performance compensation if the Company achieves certain specified earnings, growth and expense control objectives as set forth by the Board of Directors.  Each Named Executive Officer has a performance matrix which is approved by the Compensation Committee and provides the elements necessary for the calculation of performance-based compensation under the Company’s cash incentive plan.  These elements include Company-wide and subsidiary-bank goals and individual objectives for the year.  While individual-specific goals may differ among the Named Executive Officers, Company-wide goals include asset growth, return on average equity and return on average assets; individual goals may include loan growth, asset quality, liquidity, and fee income goals.  Each Named Executive Officer may also have project completion objectives.

For 2007, 50% of Mr. Stevens’ maximum target incentive award was based on obtaining a return on average equity of 10.40%, the remaining 50% was based on achieving an asset growth rate of 25% over 2006.  In addition, the Compensation Committee granted Mr. Stevens a “stretch target” incentive award based on obtaining a return on average equity of 11.26% and an asset growth rate of 30% over 2006.  The minimum target incentive award was based on meeting a targeted return on average equity of 7.80% and asset growth of 16.6%.  For Ms. Soto, 75% of her award was based on overall bank performance with the same minimum and maximum targets as Mr. Stevens.  The remaining 25% was based on individual goals consisting of liquidity ratio targets and timely regulatory filings.  Fifty percent of Mr. Hall’s and Mr. Mercer’s awards were based on overall bank performance with the same minimum and maximum targets as Mr. Stevens.  In addition, 50% of Mr. Hall’s and Mr. Mercer’s awards were based on departmental goals consisting of loan growth targets, net charge-offs to average loans, and rated credits as a percentage of capital plus allowance for loan losses.  At year end, actual results are measured against predetermined control and weighting factors to compute the incentive compensation for each particular goal or objective.

For 2007, President Stevens could earn up to 75% of his base salary in incentive compensation while Officers Hall, Soto and Mercer could earn up to 35%.  During 2007, the performance levels were generally between target and maximum.  Cash payments for incentive compensation are made within 45 days of fiscal year end.  Additional information on cash incentive compensation is provided in the Summary Compensation table on page 15.  The table below shows the cash incentive award amounts each NEO received for 2007.

Named Executive Officer	2007 Actual Award	Percent of 2007 Salary
Mr. Stevens	$121,055	49.41%
Ms. Soto	$46,686	32.88%
Mr. Hall	$52,648	30.08%
Mr. Mercer	$41,818	30.08%

Executive Bonus

On January 1, 2005, as a retention incentive, we entered into an executive bonus agreement with Mr. Mercer. Upon his completion of five consecutive years of participation, we will provide Mr. Mercer with a $250,000 bonus, in a lump sum, payable within thirty (30) days following the completion of the fifth year of participation.  Upon a change of control prior to the end of the fifth consecutive year of participation, Mr. Mercer will be entitled to the accrued balance of the bonus award, determined as of his separation from service. However, we will not pay any of the bonus award, under our agreement, if Mr. Mercer terminates his employment before the completion of his fifth consecutive year (whether due to termination for cause, as defined in his agreement, involuntary termination without cause, or a voluntary resignation) for reasons other than death, disability or following a change of control. If Mr. Mercer becomes disabled, we may terminate the bonus agreement and will be obligated to pay Mr. Mercer the accrued balance of the bonus award determined as of his separation from service.  During 2007, we accrued $50,000 for the executive bonus.

Long Term Incentives

The 2001 Stock Incentive Plan authorizes the Board of Directors, or a committee thereof, to grant awards of incentive stock options, to officers and other key employees of the Company.  Each incentive stock option granted permits the Named Executive Officer to purchase a certain number of shares of Company stock from the Company at the exercise price, which is the closing price of the Company stock on the date of grant.  Stock options have value only to the extent the price of the Company stock on the date of exercise exceeds the exercise price.  The Company believes that grant awards serve as an effective long-term incentive for the NEOs and other key employees, which further encourages them to remain with the Company and continue to excel in their performance.

In 2007, no awards were made from the Plan to the Named Executive Officers; however, previously awarded incentive stock options did vest in 2007.  The awards granted in 2001 and 2002 were granted prior to the adoption of SFAS 123(R) and there is no future compensation expense related to these options since the bank selected the Minimum Value Method to measure the fair value of these stock options.

Executive Retirement Benefits

 The Company maintains supplemental executive retirement plan agreements (“SERP Agreements”) for the benefit of certain key officers, which provides for potential retirement income under the terms and conditions set forth in each agreement.  The Company provides the SERP Agreements as an important part of the executives’ overall compensation package.  From a competitive standpoint, SERP Agreements are a common component of competitive compensation with fifty-nine percent (59%) of the Company’s 2007 Peer Group utilizing deferred compensation or salary continuation arrangements.  In addition, the Company’s SERP Agreements include important retention provisions that protect the Company upon the officer’s termination of employment.  In the end, the Company’s SERP Agreements help support the objective of maintaining a stable, committed, and qualified team of key executives that are focused on the long-term performance of the Company.  The Compensation Committee worked with Clark Consulting in analyzing the benefits of using SERP agreements and determined that they provide an incentive for the NEO to remain with the Company beyond the minimum service terms set forth in their compensation agreement.  Effective November 1, 2005, the Company entered into SERP Agreements with Messrs. Stevens, Hall, Mercer and Ms. Soto.  The benefits for each executive are described in detail beginning on page 17 of this proxy statement.

401(k) Retirement Savings Plan

 The Company has adopted a 401(k) plan which provides for the Board of Directors to make a discretionary contribution to the 401(k) Plan.  The Company contributes 50% of the first 6% of eligible compensation which an employee contributes to the plan.  The employer match is subject to the following vesting schedule:

Years of Employment	Percent
(1,000+ hours per year)	Vested
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%

All Named Executive Officers are eligible to participate in this plan up to the maximum contribution limits established by the IRS.

Other Compensation

The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.  For each of the named executive officers, the Company also, based on business needs, provides the following perquisites:  a company-owned vehicle for Mr. Stevens and Mr. Hall, an auto allowance for Mr. Mercer, country club memberships, company-provided cell phones and laptop computers.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to the chief executive officer and four most highly compensated executive officers.  Thus far, none of our named executive officers have received compensation in excess of the Section 162(m) limitation and, therefore, all compensation has been fully deductible.

Conclusion

The Company believes its compensation program adopted by the Company achieves the objectives set forth above.  The Company further believes that the compensation programs are reasonable and competitive with compensation paid by other financial institutions of similar size and growth experience.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth various elements of compensation awarded to or paid by us for services rendered in all capacities during the last fiscal year to our Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, and First Senior Vice President Corporate Lending (collectively, the “named executive officers”).  No other executive officer received total compensation in excess of $100,000 for services rendered during the fiscal year of 2007.  The Company did not make any bonus, stock, option or equity incentive plan awards to named executive officers or recognize any FAS 123(R) expense relating to option or other equity grants to named executive officers in 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($ )	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($) (4)	Total ($)

Mark A. Stevens	2007	$245,000	—	—	—	$121,055	$97,983	$24,833	$488,871
President and Chief Executive Officer	2006	$184,450	—	—	—	$138,338	$70,279	$23,100	$416,167

Carol Soto	2007	$142,000	—	—	—	$46,686	$23,485	$5,733	$217,904
Executive Vice President and Chief Financial Officer	2006	$121,000	—	—	—	$42,350	$17,388	$4,480	$185,218

Gary P. Hall	2007	$175,000	—	—	—	$52,648	$63,731	$13,391	$304,770
Executive Vice President and Chief Credit Officer	2006	$150,000	—	—	—	$52,500	$59,455	$11,155	$273,110

Brandon L. Mercer	2007	$139,000	$50,000	—	—	$41,818	$8,995	$11,944	$251,757
First Senior Vice President Corporate Lending	2006	$121,000	$50,000	—	—	$42,350	$7,899	$7,022	$228,271

(1)

The bank has entered into an executive bonus agreement with Mr. Mercer where upon his completion of five consecutive years of participation, the bank will provide Mr. Mercer with a $250,000 bonus, in lump sum, payable within thirty (30) days following the completion of the fifth year of participation. The disclosed represents the accrual for 2007.

(2)

Reflects the value of cash incentive compensation earned in 2007 pursuant to the financial performance component of the Annual Incentive Plan. The cash incentive compensation was paid in January, 2008.

(3)

Reflects the increase during 2007 in actuarial values of each named executive officer’s benefits under the SERP agreements determined using assumptions consistent with those in the Company’s financial statements.

(4)	Amounts included in this column are reflected in the following table:

Name and Principal Position	Employer contributions to 401(k) plan (1)	Dues and Memberships	Auto Allowance	Director Fees Earned or Paid in Cash (2)	Total ($ )

Mark A. Stevens	$6,750	$6,083	—	$12,000	$24,833

Carol Soto	$5,733	$0	—	—	$5,733

Gary P. Hall	$6,750	$6,641	—	—	$13,391

Brandon L. Mercer	$4,186	$5,258	$2,500	—	$11,944

(1)  The Company provides a 50% match for employee contributions up to 6% of their annual compensation, subject to IRS limits.

(2)  Mr. Stevens is paid cash director fees by the Company for his service as a director.

Grants of Plan-Based Awards Table

The following tables set forth information at December 31, 2007 concerning the potential amount earned by each named executive officer under the Annual Incentive Plan for 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Mark A. Stevens	04/01/2007	$36,750	$73,500	$183,750	(2)
Carol W. Soto	04/01/2007	$21,300	$35,500	$49,700
Gary P. Hall	04/01/2007	$26,250	$43,750	$61,250
Brandon L. Mercer	04/01/2007	$20,850	$34,750	$48,650

(1)  Represents the potential payout values pursuant to the financial performance component of the Annual Incentive Plan for 2007 performance.  The actual amount earned pursuant to the Annual Incentive Plan by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 15 of this proxy statement.

(2) The maximum future payout under the Annual Incentive Plan for 2007 includes Mr. Stevens’ “stretch target” incentive award discussed on page 12 of this proxy statement.

Outstanding Equity Awards at Fiscal Year End.

The following table provides information concerning unexercised options outstanding as of December 31, 2007 for each of our named executive officers.  We have not granted any stock appreciation rights, restricted stock or stock incentives other than stock options and organizers’

warrants.  The Company did not grant any stock options to its directors or executive officers in 2007.  Finally, the named executive officers did not exercise any options in 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Mark A. Stevens	24,000	(1)				$6.67	12/10/2011
Mark A. Stevens	36,000	(3)				8.16	12/10/2012
Carol W. Soto	9,750	(1)				$6.67	12/10/2011
Carol W. Soto	2,710	(3)	2,165	(3)		8.16	12/10/2012
Gary P. Hall	12,000	(1)				$6.67	12/10/2011
Gary P. Hall	4,875	(3)				8.16	12/10/2012
Brandon L. Mercer	7,500	(2)	1,665	(3)		$6.67	01/20/2012
Brandon L. Mercer	2,085	(3)				8.16	12/10/2012

(1)

Stock options awarded to Mr. Stevens, Ms. Soto and Mr. Hall on December 10, 2001 under the 2001 Stock Incentive Plan. Under this award, the named executive officers received options to acquire 24,000, 9,750 and 12,000 shares of Common Stock, respectively. The options vested 20% per year over a five-year period beginning on the first anniversary of the date of the grant.

(2)

Stock options awarded to Mr. Mercer on January 22, 2002 under the 2001 Stock Incentive Plan. Under this award, Mr. Mercer received options to acquire 7,500 shares of Common Stock. The options vest in 20% increments over a five-year period beginning on the first anniversary of the date of the grant.

(3)

Stock options awarded to Messrs. Stevens, Hall, Mercer and Ms. Soto on December 10, 2002 under the 2001 Stock Incentive Plan. Under this award, the named executive officers received options to acquire 36,000, 4,875, 3,750 and 4,875 shares of Common Stock, respectively. Mr. Stevens and Mr. Hall’s options vest in 20% increments over a five-year period beginning on the first anniversary of the date of the grant. Ms. Soto and Mr. Mercer’s options vest over a nine-year period beginning on the first anniversary of the date of the grant.

Pension Benefits Table

                The following table sets forth information as of December 31, 2007 regarding plans that provide for payment or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Mark A. Stevens	SERP	Two	$179,542	—
Carol W. Soto	SERP	Two	43,715	—
Gary P. Hall	SERP	Two	132,674	—
Brandon L. Mercer	SERP	Two	18,186	—

(1)	The actuarial present value of the accumulated benefit was determined using the APB 12 method and based of a 7% discount rate.

Supplemental Executive Retirement Plan Agreements with Named Executive Officers

The SERP Agreement with Mr. Stevens will provide annual benefits, paid out in equal monthly installments, based on a percentage of Mr. Stevens final annual base expected salary, upon his retirement after reaching age 65.  The initial percentage base of the salary payable is 40%.  In the event Mr. Stevens voluntarily or involuntarily resigns, he will be entitled to the vested percentage of the benefits actually accrued under his SERP Agreement.  These benefits vest by 20% of the expected salary in the first Plan Year, and an additional 20% for each succeeding Plan Year until Mr. Stevens becomes 100% vested.  In the event of a change of control (as defined in his SERP Agreement) Mr. Stevens will be entitled to 100% of the benefits actually accrued.  In the event Mr. Stevens dies while benefits are still payable, his designated beneficiary will be entitled to all payments at the same time and in the same manner.

The SERP Agreement with Ms. Soto is generally the same as the agreement with Mr. Stevens, except Ms. Soto will be entitled to an annual projected benefit of 30% of her final annual base salary, subject to annual increases of 4%, upon her retirement after reaching age 60.  In the event Ms. Soto voluntarily or involuntarily resigns, she will be entitled to the vested 10 percent of the benefits actually accrued under her agreement for the first Plan Year, and an additional 10 percent of said amount for each succeeding Plan Year.  Finally, there is no provision made for Ms. Soto in the event of a change of control.

Mr. Hall’s SERP Agreement is generally the same as the agreement with Mr. Stevens, except Mr. Hall will be entitled to an annual benefit of $36,000 for twelve years upon his retirement after reaching age 67.

The SERP Agreement with Mr. Mercer is generally the same as the agreement with Mr. Stevens, except Mr. Mercer will be entitled to an annual projected benefit of 30% of his final annual base salary, subject to annual increases of 4%, upon his retirement after reaching age 50.  In the event Mr. Mercer voluntarily or involuntarily resigns, his benefits will not begin to vest until the sixth Plan Year, after which he is entitled to the vested 10 percent of the benefits actually accrued under his agreement.  Also, he is entitled to an additional 10 percent of said amount for each succeeding Plan Year.  Finally, there is no provision made for Mr. Mercer in the event of a change of control.

Employment Agreements

We regularly evaluate the total compensation paid to our senior management to link their compensation to our operating performance in the short- and long-term. To that end, we are analyzing implementing bonus structures, supplemental retirement plans and equity based and other long-term incentive programs that are consistent with those found in our industry. Our current employment agreements with our senior management are described below.

Mark A. Stevens. Effective October 6, 2005, we entered into an amended and restated employment agreement with Mark A. Stevens, which provides that he will continue to serve as our president and chief executive officer. Under the terms of the employment agreement, Mr. Stevens currently receives a base salary of $270,000 per year. Pursuant to the employment agreement, we may pay Mr. Stevens annual incentive compensation that is 50% to 75% of his base salary.  The maximum target incentive award is $183,750, which is calculated on the bank’s earnings, and based on our performance meeting a targeted return on equity of 11.26% and asset growth of 30% over 2006.  The minimum target incentive award is $36,750, which is based on meeting a targeted return on equity of 7.80% and asset growth of 16.6%.  Incentive calculations are determined in accordance with generally accepted accounting principles by our independent certified public accountants.  Pursuant to the employment agreement, under our 2001 Stock Incentive Plan, we granted Mr. Stevens an incentive stock option in 2001 to purchase 24,000

(adjusted for stock-split) shares of common stock at a purchase price of $6.67 (adjusted for stock-split) per share.  In 2002, we granted Mr. Stevens an incentive stock option to purchase an additional 36,000 shares of common stock at a purchase price of $8.16 (adjusted for stock-split) under the same incentive plan. The options vest and become exercisable in 20% increments over 5 years, commencing on the first anniversary of the grant date and continuing for the next four successive anniversaries.

The initial term of Mr. Stevens’ amended and restated employment agreement is three years. At the end of three years, the term will be automatically extended for successive twelve-month periods unless one party gives notice option of intention not to extend the agreement. We will be obligated to pay Mr. Stevens his base salary for 12 months if we terminate his employment without cause, or if he terminates his employment for cause.  If Mr. Stevens becomes disabled, we may terminate the employment agreement and will be obligated to pay him for six months, or until he begins receiving payments under our long-term disability policy.

Upon a change of control, Mr. Stevens will be entitled to severance compensation equal to 12 months of his base salary if we or our successor terminates his employment other than for cause or if he terminates for cause. Cause for terminating employment is defined in Mr. Stevens’ employment agreement. In addition, during the term of the agreement and for 12 months following its termination under specified circumstances, Mr. Stevens is prohibited from competing with us and soliciting our customers or employees. The noncompetition and the nonsolicitation provisions of the agreement only apply if Mr. Stevens terminates his employment without cause or in connection with a change of control, or if we terminate his employment for cause.

Carol Soto. Effective July 10, 2003, we entered into an employment agreement with Carol Soto, which provides that she will serve as our Executive Vice President and Chief Financial Officer. Under the terms of the employment agreement, Ms. Soto receives a base salary that is currently set at $150,000 per year. Pursuant to the employment agreement, under our 2001 Stock Incentive Plan, we granted Ms. Soto an incentive stock option to purchase 9,750 (adjusted for stock-split) shares of common stock at a purchase price of $6.67 (adjusted for stock-split) per share. In 2002, we granted Ms. Soto an incentive stock option to purchase an additional 4,875 shares of common stock at a purchase price of $8.16 (adjusted for stock-split) under the same incentive plan. The options granted in 2001 will vest and become exercisable in 20% increments over 5 years, commencing on the first anniversary of the option grant date and continuing for the next four successive anniversaries.  The options granted in 2002 will vest and become exercisable over 9 years.

The initial term of Ms. Soto’s employment agreement was three years. At the end of three years, the term will automatically extend for successive twelve-month periods, and will continue until one party gives notice of intention not to extend the agreement. We are obligated to pay Ms. Soto her base salary for 12 months if we terminate her employment without cause, or if she terminates her employment for cause. If Ms. Soto becomes disabled, we may terminate the employment agreement and will be obligated to pay Ms. Soto for three months, or until she begins receiving payments under our long-term disability policy.

Upon a change of control, Ms. Soto will be entitled to severance compensation equal to 12 months of her base salary if we or our successor terminates her employment other than for cause or if she terminates for cause. Cause for terminating employment is defined in Ms. Soto’s employment agreement. In addition, during the term of the agreement and for 12 months following its termination under specified circumstances, Ms. Soto is prohibited from competing with us and soliciting our customers or employees. The noncompetition and the nonsolicitation provisions of the agreement only apply if she terminates her employment without cause or in connection with a change of control, or if we terminate her employment for cause.

Gary P. Hall. Effective December 10, 2001, we entered into an employment agreement with Gary Hall, which provides that he will serve as our executive vice president. Under the terms of the employment agreement, Mr. Hall receives a base salary that is currently set at $183,750 per year. Pursuant to the employment agreement, under our 2001 Stock Incentive Plan, we granted Mr. Hall an incentive stock option in 2001 to purchase 12,000 (adjusted for stock-split) shares of common stock at a purchase price of $6.67 (adjusted for stock-split) per share.  In 2002, we granted Mr. Hall an incentive stock option to purchase an additional 4,875 shares of common stock at a purchase price of $8.16 (adjusted for stock-split) under the same incentive plan. The options vest and become exercisable in 20% increments over 5 years, commencing on the first anniversary of the option grant date and continuing for the next four successive anniversaries.

The initial term of Mr. Hall’s employment agreement was three years. At the end of three years, the term was automatically extended for successive twelve-month periods, and will continue until one party gives notice of intention not to extend the agreement. We are obligated to pay Mr. Hall his base salary for 12 months if we terminate his employment without cause, or if he terminates his employment for cause. If Mr. Hall becomes disabled, we may terminate the employment agreement and will be obligated to pay Mr. Hall for three months, or until he begins receiving payments under our long-term disability policy.

Upon a change of control, Mr. Hall will be entitled to severance compensation equal to 12 months of his base salary if we or our successor terminates his employment other than for cause or if he terminates for cause. Cause for terminating employment is defined in Mr. Hall’s employment agreement. In addition, during the term of the agreement and for 12 months following its termination under specified circumstances, Mr. Hall is prohibited from competing with us and soliciting our customers or employees. The noncompetition and the nonsolicitation provisions of the agreement only apply if he terminates his employment without cause or in connection with a change of control, or if we terminate his employment for cause.

Brandon L. Mercer. Although we have not entered into an employment agreement with Mr. Mercer, we are currently paying him a base salary of $146,000.  Under our 2001 Stock Incentive Plan, in January, 2002 we granted Mr. Mercer an incentive stock option to purchase 7,500 (adjusted for stock-split) shares of common stock at a purchase price of $6.67 (adjusted for stock-split) per share. In December, 2002, we granted Mr. Mercer an incentive stock option to purchase an additional 3,750 shares of common stock at a purchase price of $8.16 (adjusted for stock-split) under the same incentive plan. The options granted in January, 2002 will vest and become exercisable in 20% increments over 5 years, commencing on the first anniversary of the option grant date and continuing for the next four successive anniversaries.  The options granted in December, 2002 will vest and become exercisable over 9 years.

On January 1, 2005, as a retention incentive, we entered into an executive bonus agreement with Mr. Mercer. Upon his completion of five consecutive years of participation, we will provide Mr. Mercer with a $250,000 bonus, in a lump sum, payable within thirty (30) days following the completion of the fifth year of participation.  Upon a change of control prior to the end of the fifth consecutive year of participation, Mr. Mercer will be entitled to the accrued balance of the bonus award, determined as of his separation from service. However, we will not pay any of the bonus award, under our agreement, if Mr. Mercer terminates his employment before the completion of his fifth consecutive year (whether due to termination for cause, as defined in his agreement, involuntary termination without cause, or a voluntary resignation) for reasons other than death, disability or following a change of control. If Mr. Mercer becomes disabled, we may terminate the bonus agreement and will be obligated to pay Mr. Mercer the accrued balance of the bonus award determined as of his separation from service.

Potential Payments upon Termination or Change in Control

As described above, the Company has entered into separate employment agreements with Ms. Soto and Messrs. Stevens and Hall, an executive bonus agreement with Mr. Mercer, and SERP Agreements with each of the named executive officers.   Each of these agreements provides such executive with benefits in the event of certain terminations of employment.  Summaries of these agreements are provided above and the required payments upon termination or change in control are as follows:

Termination for Cause; Resignation Without Good Reason; Resignation Absent Company’s Breach of Employment Agreement.  If an executive is terminated for cause or resigns without good reason and absent our breach of the employment agreement, he will receive only the salary and benefits that are accrued through the date of termination.

Termination Due to Death or Disability.  If the executive dies, the executive (or his estate) will receive the accrued salary and benefits through the date of termination.  If we terminate the executive’s employment due to disability, the Company will continue to pay the executive’s salary until the executive begins receiving payments under the bank’s long-term disability policy.

Absent a Change in Control: Termination without Cause; Resignation for Good Reason; Company’s Breach of Employment Agreement.  If, absent a change in control, an executive is terminated without cause, resigns for good reason, or resigns due to our breach of employment agreement, the executive will receive a severance payment of one times the annual base salary, in addition to accrued salary and benefits.  Severance payments generally are paid in cash in a lump sum.

Termination Following a Change in Control.  If, within six months following a change in control, the executive is terminated without cause, resigns by reason of an involuntary termination (as defined in the agreement) or resigns due to our (or our successors) breach of his employment agreement, the executive will be entitled to:

•                  Accrued salary and benefits; and

•                  Severance payment equal to one times the annual base salary.

Mr. Stevens’ agreement also provides that the severance payments will be modified or reduced to the maximum amount that could be paid without triggering an excise tax under the “golden parachute” rules of the Internal Revenue Code.

Finally, the employment agreements prohibit the executives from competing with the Company, or soliciting customers or employees, for a period of 12 months following termination of employment.

The table below summarizes the amount of compensation each of the named executive officers of the Company will receive in the event of termination of such named executive officer’s employment.  The amounts shown are estimates and assume a termination date of December 31, 2007.  Amounts do not include compensation and benefits available to all of the Company’s general employees.

	Executive Bonus	Severance	Insurance Benefits	Retirement Plan Benefits: SERP	Total
	($) (1)	($) (2)	($) (3)	($) (4)	($)

Mr. Stevens
Death	$—	$—	$250,000	$1,470,000	$1,720,000
Disability	—	—	840,000	588,000	1,428,000
Termination for Cause or Resignation Without Good Reason	—	—	—	588,000	588,000
Retirement	—	—	—	1,470,000	1,470,000
Termination without Cause or Resignation for Good Reason	—	270,000	—	588,000	858,000
Change in Control	—	270,000	—	2,092,275	2,362,275

Ms. Soto
Death	—	—	250,000	639,000	889,000
Disability	—	—	1,449,000	134,310	1,583,310
Termination for Cause or Resignation Without Good Reason	—	—	—	26,865	26,865
Retirement	—	—	—	639,000	639,000
Termination without Cause or Resignation for Good Reason	—	150,000	—	127,800	277,800
Change in Control	—	150,000	—	—	150,000

Mr. Hall
Death	—	—	250,000	432,000	682,000
Disability	—	—	105,000	228,552	333,552
Termination for Cause or Resignation Without Good Reason	—	—	—	91,416	91,416
Retirement	—	—	—	432,000	432,000
Termination without Cause or Resignation for Good Reason	—	183,750	—	172,800	356,550
Change in Control	—	183,750	—	432,000	615,750

Mr. Mercer
Death	150,000	—	250,000	625,500	1,025,500
Disability	150,000	—	2,961,000	103,860	3,214,860
Termination for Cause or Resignation Without Good Reason	—	—	—	—	—
Retirement	—	—	—	625,500	625,500
Termination without Cause or Resignation for Good Reason	—	—	—	—	—
Change in Control	150,000	—	—	—	150,000

(1)	Reflects the benefits payable under the Executive Bonus Agreement described on page 13 of this Proxy Statement.
(2)

For termination without cause, resignation for good reason and change of control, the amount represents 100% of base salary for Stevens, Soto and Hall. We have not entered into an employment agreement with Mercer.

(3)

Death benefit is equal to two times the executive’s annual base salary (which is a death benefit available to all employees) with a maximum benefit of $250,000. Disability benefit is equal to 60% of the executive’s annual base salary (which is a long-term disability benefit available to all employees), payable monthly until the executive reaches the normal retirement age as defined by the Social Security Administration, subject to a maximum of $7,000.

(4)	Reflects the benefits payable under the SERP Agreements as described on page 17 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee consisted of four non-employee directors: J. Douglas Dunwody, Carl E. Hofstadter, Tyler J. Rauls, Jr. and William A. Fickling, III.  No executive officer of the Company has served as a director or member of the compensation committee of any entity of which Messrs. Dunwody, Hofstadter, Rauls, or Fickling has served as an executive officer.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the following members of the Compensation Committee of the Board of Directors of Atlantic Southern Financial Group.

April 16, 2008
Compensation Committee:

J. Douglas Dunwody, Chairman
Carl E. Hofstadter
Tyler J. Rauls, Jr.
William A. Fickling, III.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table lists the number and percentage ownership of shares of common stock beneficially owned as of December 31, 2007 by each of our directors, each executive officer named in the summary compensation table presented elsewhere in this proxy statement, all directors and executive officers as a group, and each person or entity that beneficially owns 5% or more of our outstanding common stock. Unless otherwise indicated, the address for each person included in the table is 1710 Bass Road, Macon, Georgia 31210.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from December 31, 2007. Unless otherwise indicated under “Amount and Nature of Beneficial Ownership,” each person is the record owner of and has sole voting and investment power with respect to his or her shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares Beneficially Owned(1)	Warrants and Options Outstanding	Percent of Shares Beneficially Owned (Fully Diluted) (2)
Directors:
Raymond O. Ballard, Jr.	42,195		1.02%	22,500	1.41%
Peter R. Cates	25,500		*	22,500	1.04%
Carolyn Crayton	4,362		*	3,750	*
J. Douglas Dunwody	30,303		*	18,000	1.05%
William A. Fickling, III	143,463	(3)	3.46%	60,000	4.42%
Michael C. Griffin	23,289		*	—	*
Carl E. Hofstadter	66,055		1.59%	45,000	2.41%
Dr. Laudis (Rick) H. Lanford	24,000	(4)	*	8,250	*
J. Russell Lipford, Jr.	52,008	(5)	1.25%	22,500	1.62%
Thomas J. McMichael	4,250		*	1,500	*
Donald L. Moore, Jr.	10,000		*	—	*
Tyler J. Rauls, Jr.	96,649	(6)	2.33%	45,000	3.08%
Dr. Hugh F. Smisson, III	139,587		3.36%	45,000	4.01%
Mark A. Stevens	18,000		*	75,000	2.02%
George Waters	23,360		*	15,000	*
Executive Officers (Non-Directors):
Gary P. Hall	2,500		*	16,875	*
Carol W. Soto	13,387		*	14,625	*
Brandon L. Mercer	1,835		*	11,250	*
All Directors and Executive Officers as a Group (18 Persons)	720,743		17.36%	426,750	24.93%

*	Less than 1%.
(1)	The percentage of our common stock beneficially owned was calculated based on 4,151,780 shares of common stock issued and outstanding as of December 31, 2007.
(2)

The percentage of our common stock beneficially owned was calculated based on 4,603,780, which includes 4,151,780 shares of common stock issued and outstanding as of December 31, 2007, 128,000 shares of common stock, post stock-split, subject to outstanding employee stock options, and 324,000 shares of common stock, post stock-split, subject to organizers’ warrants.

(3)	William A. Fickling, III: 87,322 shares are pledged.
(4)	Laudis (Rick) H. Lanford: 8,000 shares are pledged.
(5)	J. Russell Lipford, Jr.: 13,200 shares are pledged.
(6)	Tyler J. Rauls, Jr.: 96,649 shares are pledged.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16 of the Securities and Exchange Act of 1934 requires Atlantic Southern’s officers, Directors and greater than 10% shareholders (“Reporting Persons”) to file certain reports (“Section 16 Reports”) with respect to their beneficial ownership of Atlantic Southern’s securities.  Based on the Company’s review of the Section 16 Reports furnished to us by our Reporting Persons, all of our Directors and executive officers complied with all Section 16(a) reporting requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of our directors, officers, principal shareholders and their associates were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2007.  Some of our directors are directors, officers, trustees or principal securities holders of corporations or other organizations that were also customers of, or had transactions with, the Company or its subsidiaries in the ordinary course of business during 2007.

All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features.  In addition to banking and financial transactions, the Company and the Bank may have had additional transactions with, or used products or services of, various organizations with which directors of the Company and its subsidiaries were associated.  The amounts involved in these non-credit transactions have not been material in relation to the business of the Company, the Bank or such other organizations. We expect that the Company and the Bank will continue to have similar transactions in the ordinary course of business with such individuals and their associates in the future.

Atlantic Southern Bank completed construction of a new branch in Rincon, Georgia and finished remodeling its branch in Savannah, Georgia.  The lowest bid in a competitive bid process for the construction and remodeling of the branches was submitted by Donald L. Moore, Jr., Inc., of which one of our directors, Donald L. Moore, Jr., is President.  The Bank’s payments to Donald L. Moore, Jr., Inc. during 2007 and 2006 totaled approximately $1.5 million and $864 thousand, respectively, for both the construction of the new Rincon branch and the remodeling of the Savannah branch.

Atlantic Southern Bank completed construction of new branches in Macon, Georgia and Bonaire, Georgia during 2007.  During the construction of the branches, the Bank used, both directly and indirectly, via the Bank’s contractor, the services of Waters & Sons Construction & Paving, Inc., of which one of our directors, George Waters, Jr., is President.  The Bank’s payments to Waters & Sons Construction during 2007 consisted of direct payments of approximately $151 thousand and indirect payments through the Bank’s contractor of approximately $283 thousand.

Related Party Transaction Approval Policies and Procedures

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that the Company’s decisions are based on considerations other than our best interests and our shareholders. Therefore, our Board of Directors has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions, or (3) loans made by Atlantic Southern Bank in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Nominating/Governance Committee and may be consummated or may continue only (i) if the Nominating/Governance Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by our Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Nominating/Governance Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company.

The current policy was formalized and adopted in March, 2007. All related party transactions since January 1, 2007 which were required to be reported in this Proxy Statement were approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company dismissed Thigpen, Jones, Seaton & Co., P.C. as its independent accountants and engaged Porter Keadle Moore, LLP as its independent accountants on March 9, 2006, for the fiscal years ending December 31, 2006 and 2007. The Company’s Audit Committee participated in and approved the decision to change the Company’s independent accountants.  Thigpen, Jones, Seaton & Co., P.C. rendered consulting and other non-audit services to the Company throughout 2006 and 2007, and management anticipates such services will continue in the future.  The report of Thigpen, Jones, Seaton & Co. on the Company’s consolidated financial statements for the fiscal year ended December 31, 2005, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the fiscal years ended December 31, 2005, there were no disagreements with Thigpen, Jones, Seaton & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Thigpen, Jones, Seaton & Co., would have caused such firm to make reference to the subject matter of the disagreement(s) in connection with its reports.

A representative of Porter Keadle Moore, LLP is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

The following table sets forth the fees billed to the Company for the years ended December 31, 2006 and 2007, by Porter Keadle Moore, LLP.

	2007	2006

Audit Fees	$209,400	$279,031
Audit-Related Fees	7,550	15,975
Tax Fees	16,500	N/A
All Other Fees	N/A	N/A
Total Fees	$233,450	$295,006

Audit Fees

Audit fees represent fees and expenses billed by Porter Keadle Moore, LLP in connection with the audit of the Company’s annual consolidated financial statements, the attestation of the Company’s internal controls in relation to compliance with Sarbanes–Oxley Section 404, and the review of the Company’s quarterly 10-Qs and annual 10-K for 2006 and 2007.

Audit Related Fees

Audit related fees represent fees for professional services reasonably related to the performance of the audit or review of the Company’s financial statements for 2007 and 2006 not included in “Audit Fees” above.  For 2007, these services are comprised of accounting fees relating to the acquisition of First Community Bank.  For 2006, these services are comprised of accounting fees relating to the financial information included in the registration statement, the proxy statement/prospectus for the Sapelo Bancshares, Inc. acquisition, and the proxy statement/prospectus for the First Community Bank of Georgia acquisition.

Tax Fees

Tax fees represent the aggregate fees billed for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning during 2007 and 2006.

The fees billed by Porter Keadle Moore, LLP were pre-approved by the audit committee for the Company in accordance with the policies and procedures of the audit committee.  The audit committee pre-approves all audit and the majority of non-audit services provided by the independent auditors and may not engage the independent auditors to perform any prohibited non-audit services.  For 2007, 100% of the fees incurred were pre-approved.

DIRECTOR NOMINATIONS

Director Nominations.  The Nominating/Governance Committee of the Board participates in the consideration of director nominees.  The Committee has not adopted a formal process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers of the Bank, shareholders of the Company, and professionals in the financial services and other industries.  Similarly, the Committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of the Company, the Bank, and the financial services industry; experience in serving as a director of the Company or the Bank or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by the Bank; commitment to and availability for service as a director; and any other factors the Committee deems relevant.

In accordance with the Company’s bylaws, a shareholder may nominate persons for election as directors if written notice to the Secretary of the nomination is received at the principal executive offices of Atlantic Southern no less than 30 days prior to the date of the annual meeting; provided, however, if less than 40 days’ notice or prior public disclosure of the meeting date is given, the notice must be received no later than the close of business on the tenth day following the date on which the notice was mailed or such public disclosure was made.  The notice must set forth:

(1)           with respect to the nominee(s), all information regarding the nominee(s) required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934 (including each nominee’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected);

(2)           the name and address of the shareholder making the nomination, as they appear on the books of the Company;

(3)           the class and number of shares of Company capital stock beneficially owned by the shareholder making the nomination; and

(4)           the total number of shares of the Company that will be voted for the proposed nominee.

The officer presiding at meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing requirements and therefore will be disregarded.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted for consideration at the next annual meeting of shareholders must be received by the Company no later than December 1, 2008, to be included in the 2009 proxy materials.  A shareholder must notify the Company before February 1, 2009 if the shareholder has a proposal to present at the 2009 annual meeting which the shareholder intends to present other than by inclusion in the proxy material.  If the Company does not receive notice prior to February 1, 2009, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such proposal.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters that may be brought before the meeting.  If, however, any matters other than the election of directors and matters to related to the election should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders.

Whether or not you can attend the meeting, please complete, sign, date and return the enclosed proxy promptly.  An envelope has been provided for that purpose.  No postage is required if mailed in the United States.

ADDITIONAL INFORMATION

Our company changed its name from NSB Holdings, Inc. to Atlantic Southern Financial Group, Inc. in November 2005.  We currently file periodic reports with the Securities and Exchange Commission; however, prior to 2005, the Bank filed periodic reports with the Federal Deposit Insurance Corporation (“FDIC”) pursuant to the requirements of the Securities Exchange Act of 1934.  The Company will be pleased to make its Annual Report on Form 10-K for the year ended December 31, 2007 available without charge to interested persons.  Written requests should be directors to Carol Soto, Chief Financial Officer, Atlantic Southern Bank, 1701 Bass Road, Macon, Georgia 31210.

REVOCABLE PROXY

Atlantic Southern Financial Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS
June 3, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints Mark A. Stevens and Carol W. Soto, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Atlantic Southern Financial Group, Inc. (the “Company”), to be held at the Georgia Sports Hall of Fame, 301 Cherry Street, Macon, Georgia on Tuesday, June 3, 2008, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

ATLANTIC SOUTHERN FINANCIAL GROUP, INC. – ANNUAL MEETING, JUNE 3, 2008:

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:
http://www.cfpproxy.com/5797

You can vote in one of three ways:

1. Call toll free 1-888-216-1364 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2. Via the Internet at https://www.proxyvotenow.com/asfn and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY

Atlantic Southern Financial Group, Inc.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

	For	Withhold All	For All Except
Proposal 1. To elect the following persons to serve as directors for a three-year term until the 2011 annual meeting:	☐	☐	☐
(01) Raymond O.Ballard, Jr.
(02) J. Douglas Dunwody
(03) William A. Fickling. III
(04) Carl E. Hofstadter
(05) George Waters, Jr.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Annual Meeting of Shareholders
JUNE 3, 2008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

Mark here if you plan to attend the meeting	☐

Mark here for address change and note change	☐

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., June 3, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., June 3, 2008:

1-888-216-1364

Vote by Internet

anytime prior to 3 a.m., June 3, 2008 go to

https://www.proxyvotenow.com/asfn

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	http://www.cfpproxy.com/5797

Your vote is important!